Exhibit 10.3

OVERSEAS SHIPHOLDING GROUP, INC.
2004 Stock Incentive Plan
_______________________________

Performance Award
______________________________

You are hereby awarded Performance Share Units with respect to shares of Overseas Shipholding Group, Inc. (the "Company") common stock, $1.00 par value per share ("Shares") subject to the terms and conditions set forth in this Performance Award ("Award") and in the Overseas Shipholding Group, Inc. 2004 Stock Incentive Plan ("Plan"). This Award is subject to the Plan's terms and conditions. All determinations, interpretations, or other actions respecting the Plan and this Award shall be made by the Committee under the Plan, and shall be final, conclusive and binding on all parties, including you and your successors in interest. Capitalized terms are defined in the Plan or in this Award.

Specific Terms. Your Performance Award has the following terms:
Name of Participant
Grant Date	January 10, 2007
Number of Performance Share Units Subject to Award (the "Target Award")	____________, subject to adjustment pursuant to Section 6 hereof.
Performance Period	January 1, 2007 through December 31, 2009
Performance Goal

(1) Total Shareholder Return ("TSR") relative to the Peer Group listed in Annex A for the Performance Period, determined as set forth in Annex A hereto; and (2) positive TSR of 15.76% (assuming reinvestment of dividends when paid) for the Performance Period.

Vesting

Subject to your continued employment with the Company or any of its Affiliates, and further subject to Section 4 below, the Award shall vest on December 31, 2009 (the "Vesting Date") based on, and subject to, the achievement of the Performance Goal measured as of the Vesting Date.

  Payment. On the Vesting Date, each one of your Performance Share Units will be converted to one Share. Subject to the provisions of the Plan and this Award, any payment with respect to the Award shall be paid in Shares, after the satisfactory payment of applicable withholding taxes, as soon as practicable in 2010 following the date on which the Committee certifies the level of achievement of the Performance Goal for the Performance Period.

  Reduction of Employment Status. In the event your employment status with the Company or any of its Affiliates is reduced prior to the Vesting Date to below Grade Level 21, you will still be eligible for payment if the Performance Goal is achieved.

  Termination of Employment. In the event of your Termination of Employment (as such term is defined in the Plan) for any reason prior to the Vesting Date, the Award shall be immediately forfeited and automatically cancelled without further action of the Company, unless the Committee determines otherwise in its sole discretion.

  Change in Control. Notwithstanding anything herein to the contrary, in the event a Change in Control occurs prior to the Vesting Date, then either:

            (i)         if the Committee determines, in its sole discretion, that on the effective date of the Change in Control it is likely that the Performance Goal will be achieved, the Award shall be vested immediately prior to the Change in Control and the Award shall be paid as soon as practicable upon or following the Change in Control; or

            (ii)         if the Committee determines, in its sole discretion, that on the effective date of the Change in Control the Performance Goal will not be achieved, the Award shall be immediately forfeited and automatically cancelled as of the effective date of the Change in Control without further action of the Company.

  Restrictions on Transfer. The Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner.

  Adjustments. In the case of any change in corporate structure as contemplated under Section 4.2(b) of the Plan, an equitable adjustment shall be deemed necessary and shall be made in accordance with such Section 4.2(b).

  Amendment. Except as otherwise provided in the Plan, no modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced. This Agreement is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and shall be limited, construed and interpreted in a manner so as to comply therewith. Notwithstanding anything herein to the contrary, any provision in this Agreement that is inconsistent with Section 409A of the Code shall be amended by the Committee in good faith to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.

  Severability. The provisions of this Award and the Plan are intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

  Notices. Any notice or communication required or permitted to be given by any provision of this Award or the Plan shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company or the Committee, at: Overseas Shipholding Group, Inc., 666 Third Avenue, New York, New York 10017, Attention: Robert Mozdean, Vice President and Head of Worldwide Human Resources; and (ii) if to you, at the address the Company has on file for you. Any such notice shall be deemed to be given as of the date it is personally delivered or properly mailed.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date set forth above.

OVERSEAS SHIPHOLDING GROUP, INC.
By: ____________________________________
Title: ___________________________________

PARTICIPANT
_________________________________________

  Annex A

  Performance Goal

  The Participant shall be paid 100% of the Target Award, after satisfactory payment of applicable withholding taxes, if the Committee determines that the Performance Goal has been achieved. The Participant shall be paid no portion of the Target Award if the Performance Goal is not achieved.

  The Performance Goal is comprised of the following two components, both of which must be achieved:

          the Company's Total Shareholder Return ("TSR") relative to the Peer Group (listed below) for the Performance Period is ranked as described below; and
          the Company shows a positive TSR of 15.76% for the Performance Period.

TSR is the percentage change in the value of an investment in the common stock of a company from the initial investment made on January 1, 2007 through the Vesting Date. It is assumed that dividends are reinvested in additional shares of common stock at the frequency paid, on a pre-tax basis.

The Peer Group shall consist of the following companies:

(1) Overseas Shipholding Group, Inc.
(2) Teekay Shipping Corporation
(3) OMI Corporation
(4) Frontline Ltd.
(5) General Maritime Corporation
(6) Seacor Holdings, Inc.
(7) Kirby Corporation
(8) Bergesen Worldwide Gas ASA
(9) KSea Transportation Inc.
(10) Golar LNG Limited
(11) TORM
(12) Ship Finance International Limited
(13) Horizon Line
(14) Hornbeck Offshore Services, Inc.
(15) Tsakos Energy Navigation Ltd.
(16) I.M. Skaugen ASA.
(17) K-Line
(18) MOSK
(19) NYK

If a Peer Group company is acquired by another company during the Performance Period or if the common stock of a Peer Group company ceases to be traded during the Performance Period, the company shall be deleted from the Peer Group.

In order to satisfy component (1) of the Performance Goal, the Company's ranking (from the top) among the Peer Group at the end of the Performance Period must be as follows:

             If there are 18 or 19 Peer Group companies on the last day of the Performance Period, the Company must be ranked 5th or higher based on TSR.

             If there are between 14 and 17 Peer Group companies on the last day of the Performance Period, the Company must be ranked 4th or higher based on TSR.

             If there are between 10 and 13 Peer Group companies on the last day of the Performance Period, the Company must be ranked 3rd or higher based on TSR.

             If there are between 6 and 9 Peer Group companies on the last day of the Performance Period, the Company must be ranked 2nd or higher based on TSR.

              If there are 5 or fewer Peer Group companies on the last day of the Performance Period, the Company must be ranked 1st based on TSR.